      1                                                    EXHIBIT 10.2


                             TAX SHARING AGREEMENT


         THIS TAX SHARING AGREEMENT dated as of January 1, 1996 is made and entered into by Ford Motor Company, a Delaware corporation ("FORD") and Associates First Capital Corporation, a Delaware corporation ("ASSOCIATES")and the Associates Affiliates.

                                    RECITALS

         WHEREAS, Ford is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and of combined groups as defined under similar laws of other jurisdictions ("FORD GROUP") and Associates and the Associates Affiliates are members of such groups; and

         WHEREAS, the groups of which Ford is the common parent and Associates and the Associates Affiliates are members file or intend to file Consolidated Returns and Combined Returns; and

         WHEREAS, Ford and Associates desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for taxable periods beginning after December 31, 1995.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

         1.1. "AMT PENALTY" means, with respect to any taxable year, the amount determined under Section 2.3(d)(1) of this Agreement.

         1.2. "ASSOCIATES AFFILIATE" means any corporation or other entity directly or indirectly controlled by Associates which is includible in the Associates Group.

         1.3. "ASSOCIATES GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which Associates would be the common parent if it were not a subsidiary of Ford, and any corporation or other entity which may be or become a member of such group from time to time.

         1.4. "ASSOCIATES GROUP COMBINED TAX LIABILITY" means, with respect to any taxable year, the Associates Group's liability for Non-Federal Combined Taxes as determined under Section 2.4 of this Agreement.


         1.5. "ASSOCIATES GROUP FEDERAL INCOME TAX LIABILITY" means, with respect to any taxable year, the Associates Group's liability for Federal Income Taxes as determined under Section 2.3 of this Agreement.

         1.6. "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

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         1.7.  "CREDITABLE FOREIGN TAXES" means the foreign taxes paid, accrued
or deemed paid by members of the Associates Group that could be allowable as a credit under Section 901 of the Code.

         1.8. "COMBINED GROUP" means a group of corporations or other entities that files a Combined Return.

         1.9. "COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the Associates Group join in the filing of a Tax Return with Ford or a Ford subsidiary that is not also a member of the Associates Group.

         1.10. "CONSOLIDATED GROUP" means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Ford is the common parent and which includes the Associates Group.

         1.11. "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed by Ford and its subsidiaries pursuant to Section 1501 of the Code.

         1.12. "DECONSOLIDATION" means any event pursuant to which the Associates and the Associates Group cease to be includible in the Consolidated Group or the Combined Group.

         1.13. "DECONSOLIDATION DATE" means the close of business on the day on which a Deconsolidation occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, Ford and Associates, for itself and the Associates Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that the Associates and the Associates
Group are includible in the Consolidated Group and the Combined Group for all days from the date hereof through and including a Deconsolidation Date.

         1.14. "ESTIMATED TAX INSTALLMENT DATE" means the installments due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

         1.15. "FEDERAL INCOME TAXES" means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), including any interest, additions to tax, or penalties applicable thereto, and any other income based United States federal taxes which are hereinafter imposed upon corporations.



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         1.16.  "FINAL DETERMINATION" means (a) the final resolution of any tax
(or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or
7122 of the Code, or comparable agreements under laws of other jurisdictions,
(4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Taxing Authority provided that Ford determines that no action should be taken to recoup such payment.

         1.17. "FOREIGN TAX AMOUNT" means, with respect to any taxable year, the amount determined under Section 2.5 of this Agreement.

         1.18. "NON-FEDERAL COMBINED TAXES" means any Non-Federal Taxes with respect to which a Combined Return is filed.

         1.19. "NON-FEDERAL SEPARATE TAXES" means any Non-Federal Tax that is not a Non-Federal Combined Tax.

         1.20. "NON-FEDERAL TAXES" includes all state and local charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority (excluding any governmental agency of the United States) including any interest, additions to tax, or penalties applicable thereto.

         1.21. "PRE-DECONSOLIDATION PERIOD" means a taxable period ending on or prior to the Deconsolidation Date.

         1.22. "PRO FORMA ASSOCIATES GROUP COMBINED RETURN" means a pro forma non-federal combined tax return or other schedule prepared pursuant to Section
2.4 of this Agreement.

         1.23. "PRO FORMA ASSOCIATES GROUP CONSOLIDATED RETURN" means a pro forma consolidated federal income tax return prepared pursuant to Section 2.3 of this Agreement.

         1.24. "POST-DECONSOLIDATION PERIOD" means a taxable period beginning after the Deconsolidation Date.


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         1.25.  "REDETERMINATION AMOUNT" means, with respect to any taxable year, the amount determined under Section 3.8 of this Agreement.

         1.26. "STRADDLE PERIOD" means a taxable period beginning on or prior to and ending after the Deconsolidation Date.

         1.27. "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

         1.28. "TAX AUTHORITY" includes the Internal Revenue Service and any state, local, or other governmental authority responsible for the administration of any Taxes.

         1.29.  "TAXES" means Federal Income Taxes and Non-Federal Taxes.

         1.30. "TAX RETURN" means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

SECTION 2. TAX SHARING

         2.1. ASSOCIATES LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES. Each taxable year, Associates shall pay to Ford an amount equal to the sum of the Associates Group Federal Income Tax Liability and the Associates Group Combined Tax Liability for such taxable year.

         2.2 FORD LIABILITY FOR FOREIGN TAX AMOUNT. With respect to each taxable year, Ford shall pay to Associates an amount equal to the Foreign Tax Amount for such taxable year.

         2.3.  ASSOCIATES GROUP FEDERAL INCOME TAX LIABILITY.  (a)  IN
GENERAL.
With respect to any taxable year, the Associates Group Federal Income Tax Liability shall be the sum, for such taxable year, of (1) the Associates Group's liability for Federal Income Taxes as determined on the Pro Forma Associates Group Consolidated Return, (2) any interest, penalties and other additions to such taxes, and (3) any AMT Penalty, less any credit for any AMT Penalty for a prior taxable year.

         (b) PRO FORMA FEDERAL RETURN. Each taxable year, Ford shall prepare or cause to be prepared a pro forma consolidated federal income tax return for the Associates Group ("Pro Forma Associates Group Consolidated Return") as if the Associates Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which the Associates were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code.

         (c) OPERATING RULES. The Pro Forma Associates Group Consolidated Return shall be prepared:



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                 (1)  reflecting the elections, methods of accounting, and
positions with respect to specific items made or used in the Consolidated
Return;

                 (2) taking into account any deduction or credit for Tax Assets, excluding Creditable Foreign Taxes;

                 (3)  without regard to any graduated rates of tax; and

                 (4) reflecting transactions with members of the Consolidated Group that are not also members of the Associates Group according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions (no item (including income, gains, losses, deductions and credits) of any member of the Consolidated Group that is not a member of the Associates Group shall otherwise be taken into account).

         (d) AMT PENALTY. (1) IN GENERAL. For any taxable year with respect to which the Consolidated Group is subject to the alternative minimum tax imposed under Section 55 of the Code or is allowed any amount as a credit under
Section 53 of the Code, the AMT Penalty shall  equal (i) the amount by which
(A) the sum of the Associates Group's adjustments, as defined in Section 56 of the Code, and preferences, as defined in Section 57 of the Code, exceeds (B) 10% of the Associates Group's taxable income, as defined in Section 63(a) of the Code, each as determined on the Pro Forma Associates Group Consolidated Return for such taxable year, multiplied by (ii) the rate specified in Section 55(b)(1)(B)(i) of the Code.

                 (2) CREDIT FOR PRIOR AMT PENALTY. The AMT Penalty for any taxable year shall be allowed as a credit in computing the Associates Group Federal Income Tax Liability for any subsequent taxable year with respect to which the Consolidated Group no longer has available any amount that could be allowable as a credit under Section 53 of the Code.

         2.4. ASSOCIATES GROUP COMBINED TAX LIABILITY. (a) IN GENERAL. With respect to any taxable year, the Associates Group Combined Tax Liability shall be the sum, for such taxable year, of (1) the Associates Group's liability for Combined Taxes as determined on the Pro Forma Associates Group Combined Return, (2) any interest, penalties and other additions to such taxes

         (b) PRO FORMA COMBINED RETURN. Each taxable year, Ford shall prepare or cause to be prepared a pro forma combined tax return or other schedule for the Associates Group ("Pro Forma Associates Group Combined Return") determined as if the Associates Group were not and never were part of the Combined Group, but rather were a separate group of which the Associates were the common parent filing a combined tax return.

         (c) OPERATING RULES. The Pro Forma Associates Group Combined Return shall be prepared by reference to:

                 (1) the Associates Group's taxable income or loss from Line 28 of the Pro Forma Associates Group Consolidated Return, adjusted to take into account (i) those members of the Associates Group which are included in the Combined Return, (ii) net operating loss carryforwards, and (iii) material adjustments necessary to reflect the laws of the applicable jurisdiction (e.g., to exclude "subpart F income" and "gross-up");





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                 (2)  apportionment factors determined by taking into account only those members of the Associates Group which are included in the Combined Return; and

  (3)  the highest applicable tax rate without regard to any graduated rates.

         (d) ADDITIONAL OPERATING RULES. The following additional provisions shall apply in determining the Associates Group Combined Tax Liability:

                 (1) Ford shall not pay the Associates Group for any Tax Asset relating to any Non-Federal Combined Tax, including any net operating loss carrybacks or carryovers, not otherwise taken into account under Section 2.4(b)
of this Agreement;

                 (2) the Associates Group liability with respect to unemployment taxes for which a Combined Return is filed shall be the lesser of
(i) the liability for such taxes of the members of the Associates Group which are included in the Combined Return determined utilizing the tax rate applicable to the Combined Return and (ii) the liability for such taxes of the members of the Associates Group which are included in the Combined Return determined as if such members of the Associates Group were not and never were part of the Combined Group, but rather were a separate group filing a combined unemployment tax return.

         2.5. FOREIGN TAX CREDIT. (a) IN GENERAL. With respect to each taxable year, the Foreign Tax Amount shall be the amount of actual tax savings (adjusted to reflect cumulative savings), if any, realized for such taxable year by the Consolidated Group (taking into account carrybacks and carryforwards) with respect to Creditable Foreign Taxes.

         (b) AMOUNT. (1) GENERAL RULE. The amount of any such tax savings for a taxable year shall be determined either (i) by comparing the Consolidated
Group's foreign tax credit computed by taking into account the Associates Group to the Consolidated Group's foreign tax credit computed without taking into account the Associates Group, or (ii) if a deduction is claimed for Creditable Foreign Taxes, by comparing the Consolidated Group's liability for Federal Income Taxes computed by taking into account such Creditable Foreign Taxes to the Consolidated Group's liability for Federal Income Taxes computed without taking into account such Creditable Foreign Taxes.

                 (2) LIMITATIONS. In no event shall the amount determined under Section 2.5(b)(1)(i) of this Agreement for a taxable year exceed the amount of Creditable Foreign Taxes taken into account during such taxable year.
In addition, the amount of Creditable Foreign Taxes taken into account during a taxable year shall be reduced, as Ford determines may be appropriate, to the extent such Creditable Foreign Taxes have been reflected in Ford's consolidated financial statements for periods prior to the date of this Agreement.

                 (3) REDUCTION FOR DEFICIT IN OTHER TAXABLE YEARS. If, for any taxable year, the Consolidated Group's foreign tax credit computed without taking into account the Associates Group exceeds the Consolidated Group's foreign tax credit computed by taking into account the Associates Group, the amount of such excess shall be applied against and reduce the Foreign Tax Amount for any other taxable year (after taking into account any reduction in such Foreign Tax Amount by reason of such an excess in a prior taxable year) covered by this Agreement. If Ford has already paid Associates the Foreign Tax
Amount for a taxable year and such amount is
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subsequently reduced under this Section 2.5(b)(3), Associates shall pay to
Ford the amount of such reduction.

         SECTION 3.  PAYMENT OF TAXES AND TAX SHARING AMOUNTS

         3.1. FEDERAL INCOME TAXES. Ford shall pay to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group (including the Associates Group) due and payable for all Pre-Deconsolidation Periods.

         3.2. NON-FEDERAL COMBINED TAXES. Ford shall pay to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of the Combined Group (including the Associates Group) due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

         3.3. NON-FEDERAL SEPARATE TAXES. Associates shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of the Associates Group due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

         3.4. OTHER FEDERAL TAXES. The parties shall each pay to the appropriate governmental authorities all of their respective Federal Taxes (excluding Federal Income Taxes for Pre-Deconsolidation Periods, which are governed by Section 3.1 of this Agreement), if any, due and payable for all Pre-Deconsolidation Periods, Straddle Periods, and Post- Deconsolidation Periods.

         3.5. TAX SHARING INSTALLMENT PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than five business days prior to each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, Ford shall determine under Section 6655 of the Code the estimated amount of the related installment of the Associates Group Federal Income Tax Liability. Associates shall then pay to Ford not later than such Estimated Tax Installment Date the amount thus determined.

         (b) NON-FEDERAL COMBINED TAXES. Not later than November 15 of each taxable year with respect to any Pre- Deconsolidation Period or Straddle Period, Ford shall deliver to Associates an estimate of the Associates Group Combined Tax Liability for the taxable year determined by using the previous year's apportionment factors. Associates shall then pay to Ford, not later than 10 business days after receipt of such estimate, the amount thus determined.

         3.6. TAX SHARING TRUE-UP PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than 30 business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, Ford shall deliver to Associates a Pro Forma Associates Group Consolidated Return or other comparable schedule reflecting the Associates Group Federal Income Tax Liability. Not later than 5 business days after the date such pro forma or other schedule is delivered, Associates shall pay to Ford, or Ford shall pay to Associates, as appropriate, an amount equal to the difference, if any, between the Associates Group Federal Income Tax Liability for the taxable year and the aggregate amount paid by Associates with respect to such taxable year under Section 3.5(a) of this Agreement.

         (b) NON-FEDERAL COMBINED TAXES. Not later than November 15 following each taxable year with respect to any Pre-Deconsolidation Period or Straddle Period, Ford shall deliver to Associates a Pro Forma Associates Group Combined Return or other comparable schedule

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reflecting the Associates Group Combined Tax Liability for the taxable year.
Not later than 10 business days following delivery of such pro forma or other schedule, Associates shall pay to Ford, or Ford shall pay to Associates, as appropriate, an amount equal to the difference, if any, between the Associates Group Combined Tax Liability for the taxable year and the amount paid by Associates with respect to such taxable year under Section 3.5(b) of this Agreement.

         3.7. FOREIGN TAX AMOUNTS. (a) IN GENERAL. Not later than 30 business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, Ford shall deliver to Associates a schedule reflecting the amounts required to be paid under this Section 3.7.

         (b) GENERAL RULE. Ford shall pay to Associates the Foreign Tax Amount, if any, with respect to a taxable year in two installments.

                 (1)  Not later than 5 business days after the date the
schedule is delivered, Ford shall pay to Associates the first installment. The first installment shall be an amount equal to the lesser of the amount of tax savings for such taxable year computed (i) under the principles of Section 2.5(b) of this Agreement without taking into account carrybacks from, or deficits in, succeeding taxable years, or (ii) under the principles of Section 2.5(b) of this Agreement as if the Associates Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which the Associates were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code, applying the principles of Section 2.3(c) of this Agreement (other than the exclusion of Creditable Foreign Taxes under Section 2.3(c)(2) of this Agreement) and without taking into account carrybacks from, or deficits in, succeeding taxable years.

                 (2) Ford shall pay Associates the second installment upon the earlier of (i) the date at which the ability to claim a credit for such Creditable Foreign Taxes for such taxable year would expire under Section 904(c) of the Code if unutilized, or (ii) the Deconsolidation Date. The second installment shall be an amount equal to the difference, if any, between the Foreign Tax Amount for such taxable year and the amount paid to Associates in the first installment under Section 3.7(b)(1) of this Agreement for such taxable year.

         (c) TRUE-UP PAYMENTS. If, for any reason (including a carryback from, or a deficit in, a succeeding taxable year, but excluding a redetermination taken into account under Section 3.8 of this Agreement), the Foreign Tax Amount for a taxable year is reduced, Associates shall pay to Ford, not later than 5 business days after the date the schedule is delivered, an amount equal to the difference, if any, between the amounts Ford has paid to Associates for such taxable year under Section 3.7(b) of this Agreement and the amount Ford would have paid to Associates under Section 3.7(b) of this Agreement taking into account such reduction.

         3.8. REDETERMINATION AMOUNTS. (a) IN GENERAL. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended tax return or claim for refund filed by Ford), Associates shall pay
Ford or Ford shall pay Associates, as the case may be, the Redetermination
Amount.

         (b) COMPUTATION. The Redetermination Amount shall be the difference,
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if any, between all amounts previously determined under Section 2 of this
Agreement and all amounts that would have been determined under Section 2 of this Agreement taking such redetermination into account (including any additions to tax or penalties applicable thereto), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by Associates, under Section 6621(a)(1) of the Code and, in the case of payment by Ford, under
Section 6621(a)(2) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

         (c) PAYMENT. Ford shall deliver to Associates a schedule reflecting the computation of any Redetermination Amount with respect to any taxable year.
Not later than 5 days after the date such schedule is delivered, Associates shall pay Ford, or Ford shall pay Associates such Redetermination Amount, provided however, that in no event shall any Redetermination Amount attributable to any Foreign Tax Amount be paid earlier than the date provided in Section 3.7 of this Agreement.

         3.9. INTEREST. Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621 of the Code.

SECTION 4.  PROCEDURAL MATTERS

         4.1. AGENT; PREPARATION AND FILING OF RETURNS. Ford shall be the sole and exclusive agent of Associates and any member of the Associates Group in any and all matters relating to (a) Federal Income Taxes of the Consolidated
Group and (b) any Non-Federal Combined Taxes for all Pre-Deconsolidation Periods and Straddle Periods. Ford shall have the sole and exclusive responsibility for the preparation and filing of any (a) Consolidated Return or
(b) Combined Return for all Pre-Deconsolidation Periods and Straddle Periods. In its sole discretion, Ford shall have the exclusive right with respect to any such Consolidated Return or Combined Return (a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or Combined
Group, and (4) whether any amended tax returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Consolidated Group and Combined Group. Associates, for itself and its subsidiaries, hereby irrevocably appoints Ford as its agent and attorney-in-fact to take such action (including the execution of documents) as Ford may deem appropriate to effect the foregoing.

         4.2. FURNISHING INFORMATION. Each member of the Associates Group shall (a) furnish to Ford in a timely manner such information and documents as Ford may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any
Audit, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Consolidated Return or Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute


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of limitations (giving effect to any extension, waiver, or mitigation thereof)
and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (d) take such action as Ford may deem appropriate in connection therewith. Ford shall provide the Associates Group any assistance reasonably required in providing any information requested pursuant to this Section 4.2.

         4.3. EXPENSES. Associates shall reimburse Ford for any outside legal and accounting expenses incurred by Ford in the course of the conduct of any Audit regarding the tax liability of the Combined Group or Consolidated Group, and for any other expense incurred by Ford in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to the Associates Group and provided Ford has conferred with Associates as to the portion of the Audit relating to the Associates Group. Notwithstanding the foregoing, Ford shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit.

SECTION 5.  DECONSOLIDATION

         5.1. CONTINUING COVENANTS. Associates, for itself and the Associates
Affiliates, covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the Associates Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of the Ford Group in respect of any Pre-Deconsolidation Period or Straddle Period.

         5.2 REATTRIBUTION OF TAX ASSETS. In the event of a Deconsolidation, Ford may, at its option, elect to reattribute to itself certain Tax Assets of the Associates Group pursuant to Treasury Regulations Section 1.1501-20(g) or similar provisions of other jurisdictions. If Ford makes such an election, Associates shall comply with any applicable requirements, including those of Treasury Regulations Section 1.1502-20(g)(5).

         5.3. CARRYBACKS. Ford agrees to pay to Associates the actual tax benefit received by the Ford Group from the use in any Pre-Deconsolidation Period of a carryback of any Tax Asset of the Associates Group from a Post-Deconsolidation Period. Such benefit shall be considered equal to the lesser of (a) the amount Ford would have paid Associates had such Tax Asset arisen in a Pre-Deconsolidation Period and (b) the excess of (1) the amount of Federal Income Taxes imposed on the Consolidated Group or the amount of Combined Taxes imposed on the Combined Group, as the case may, that would have been payable by the Consolidated Group or Combined Group in the absence of such carryback over
(2) the amount of Federal Income Taxes or Combined Taxes, as the case may be, actually paid. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable tax return for the taxable year in which the Tax Asset is utilized. If subsequent to the payment by Ford to Associates of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (b) a reduction in the amount of the benefit realized by the Ford Group as a result of any other Tax Asset that arises in a Post- Deconsolidation Period, Associates shall repay to Ford, within 90 days of such event any amount which would not have been payable to Associates pursuant to this Section 5.3 had the amount of the benefit been determined in light of these events. Associates shall hold Ford harmless for any penalty, addition to tax or interest payable by any member of the Ford Group as a result of any such event. Any such amount shall be paid by
Associates to Ford within 90 days of the payment by Ford or any member of the Consolidated

Group or Combined Group of any such penalty, addition to tax, or interest. Nothing in this Section 5.3 shall require Ford to file a claim for refund of Federal Income Taxes or Combined Taxes.

         5.4. CREDIT FOR REMAINING AMT PENALTY. Ford agrees to pay to Associates an amount equal to the aggregate AMT Penalties for all Pre-Deconsolidation Periods that have not been allowed as a credit under
Section 2.3(d)(2) of this Agreement, reduced by the amounts allowable as a credit under Section 53 of the Code attributable to the Associates Group, at such time as a credit for such AMT Penalties would be allowed under the principles of Section 2.3(d)(2) of this Agreement with respect to any Post-Deconsolidation Period.

SECTION 6.  MISCELLANEOUS

         6.1. TERM. This Agreement shall expire upon the Deconsolidation Date; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Period or Straddle Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

         6.2. ALLOCATIONS. All computations with respect to the Pre-Deconsolidation Period ending on the Deconsolidation Date, the immediately following taxable period of Associates and the Associates Group and any Straddle Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as Ford, in its sole discretion, shall make.

         6.3. CHANGES IN LAW. Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

         6.4. CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this
Agreement (except to the extent that such information can be shown to have been
(a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 6.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         6.5. SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of Ford and Associates succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

         6.6. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         6.7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements. Notwithstanding the foregoing, the Tax Allocation Agreement, dated August 31, 1992, and State Tax Allocation Agreement, dated February 4, 1993, among Ford Holdings, Inc. and its subsidiaries, shall continue to apply to taxable periods ending on or before December 31, 1995.

         6.8. SECTION CAPTIONS. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

         6.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to laws and principles relating to conflicts of law.

         6.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         6.11. WAIVERS AND AMENDMENTS. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

         6.12. SEVERABILITY. In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

         6.13. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and the other members of the Affiliated Group and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.






         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                        FORD MOTOR COMPANY

                                       By /S/ Dennis E. Ross
                                         -----------------------------------
                                       Name: Dennis E. Ross
                                       Title:Chief Tax Officer


                                        ASSOCIATES FIRST CAPITAL CORPORATION
                                       on behalf of itself and its
subsidiaries


                                       By /S/ Roy A. Guthrie
                                         -----------------------------------
                                       Name: Roy A. Guthrie
                                       Title:Executive Vice President,


                                       Comptroller and Chief Accounting
Officer